December 14, 2009

Banco Santander S.A. intends to commence tender offer to acquire all shares of Santander BanCorp for US$12.25 per share in cash

Banco Santander S.A. (Banco Santander) announced today that it intends to commence a cash tender offer through its wholly-owned subsidiary, Administración de Bancos Latinoamericanos Santander, S.L., for all outstanding publicly-held shares of common stock of Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) at US$12.25 per share. Banco Santander, which currently owns 90.6% of the Santander BanCorp outstanding shares, expects to commence the tender offer within approximately one month.

In determining whether to acquire the outstanding publicly-held shares of common stock of Santander BanCorp, we considered the following factors to be the principal benefits of taking Santander BanCorp private:

•	the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, Santander BanCorp would no longer be required to file quarterly, annual or other periodic reports with the U.S. Securities and Exchange Commission, publish and distribute to its stockholders’ annual reports and proxy statements or comply with Section 404 of the Sarbanes-Oxley Act of 2002), that we anticipate could result in savings of approximately $2.0 million per year, including audit, legal and other fees;

•	the elimination of burdens on Santander BanCorp’s management associated with public reporting and other tasks resulting from the Santander BanCorp’s public company status, including, for example, the dedication of time by, and resources of, Santander BanCorp’s management to stockholder inquiries and investor and public relations; and

•	the public market offers very little liquidity for investors, as average daily trading volume was only 1.10% of the public float and average weekly trading volume was only 5.23% of the public float, in each case in the first three quarters of 2009.

As soon as reasonably practicable after the consummation of the offer we intend to consummate a short-form merger with Santander BanCorp in which all remaining public stockholders will receive the same price per share as was paid in the offer, without interest. If you choose not to tender your shares in this offer, your shares will be cancelled pursuant to the short-form merger in consideration for the same price per share as offered in the offer, but as required by Puerto Rico law we will withhold Puerto Rico income tax on payments to (i) U.S. citizens not resident in Puerto Rico at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. We are conducting the tender offer prior to the short-form merger instead of proceeding directly to the short-form merger in order to allow stockholders not resident in Puerto Rico the opportunity to receive the consideration without Puerto Rico income tax withholding.

Puerto Rico resident stockholders who are the beneficial owners of shares and do not participate in the offer must become the holders of record of their shares in order to avoid the Puerto Rico income tax withholding in the short-form merger. No Puerto Rico income tax withholding will be made to stockholders that tender their shares in the offer irrespective of their status as non-residents of Puerto Rico and irrespective of the manner in which their shares are held.

There will be no conditions to the offer or the financing of the offer. Banco Santander plans to finance the transaction using its own funds.

The commencement and completion of the tender offer does not require any approval by the board of directors of Santander BanCorp and Banco Santander has not asked the board of directors of Santander BanCorp to approve the tender offer. The complete terms, conditions and other details of the tender offer will be contained in materials filed with the U.S. Securities and Exchange Commission when the offer commences.

Sandler O’Neill & Partners, L.P. is acting as financial advisor to Banco Santander and Davis Polk & Wardwell LLP and Pietrantoni Mendez & Alvarez LLP are acting as legal counsel in connection with the tender offer.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER DESCRIBED IN THIS PRESS RELEASE HAS NOT YET COMMENCED, AND THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SANTANDER BANCORP COMMON STOCK. THE SOLICITATION AND OFFER TO BUY SANTANDER BANCORP’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE AND RELATED MATERIALS WILL BE FILED BY BANCO SANTANDER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC), AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY BANCO SANTANDER WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER.